                                                                      Exhibit 12

                              HECLA MINING COMPANY

                     FIXED CHARGE COVERAGE RATIO CALCULATION

              For the Nine Months Ended September 30, 1995 and 1996
                          (In thousands, except ratios)

                                         Nine Months   Nine Months
                                            1995          1996
                                         -----------   -----------
Loss before income taxes                  $(102,694)    $ (32,565)

Add:  Fixed Charges                            7,689         8,670
Less:  Capitalized Interest                    (850)       (1,714)
                                          ----------    ----------

Loss before income taxes                  $ (95,855)    $ (25,609)
                                          ==========    ==========

Fixed charges:
  Preferred stock dividends               $    6,038    $    6,038
  Interest portion of rentals                    415           408
  Interest expense                             1,236         2,224
                                          ----------    ----------

    Total fixed charges                   $    7,689    $    8,670
                                          ==========    ==========

Fixed Charge Ratio                               (a)           (a)

Inadequate coverage                          103,544        34,279
                                          ==========    ==========

Write-downs and other noncash charges:
  Depreciation, depletion and
    amortization (mining activity)            18,580        15,186
  Depreciation, depletion and
    amortization (corporate)                     265           256
  Provision for closed operations              4,296        22,691
  Reduction in carrying value of
    mining properties                         97,387        12,902
                                          ----------    ----------

                                          $  120,528    $   51,035
                                          ==========    ==========

(a)  Earnings for period inadequate to cover fixed charges.